EXHIBIT 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of:

•
the merger of Bristol-Myers Squibb Company (“Bristol-Myers Squibb”) and Celgene Corporation (“Celgene”), consummated on November 20, 2019, which is referred to herein as the Celgene merger, and related financing, which is referred to herein as the Celgene merger financing; and

•	the divestiture of the OTEZLA® (apremilast) product line (“Otezla”), consummated on November 21, 2019, which is referred to herein as the Otezla divestiture.

The unaudited pro forma condensed combined statement of earnings for the year ended December 31, 2019 combines the historical consolidated statement of earnings of Bristol-Myers Squibb for the year ended December 31, 2019 and the historical consolidated statement of earnings of Celgene for the period January 1, 2019 to November 19, 2019, giving effect to (1) the Celgene merger, (2) the Celgene merger financing, and (3) the Otezla divestiture, as if each occurred on January 1, 2019.   A pro forma balance sheet as of December 31, 2019 is not presented as the Celgene merger is reflected in Bristol-Myers Squibb’s consolidated balance sheet as of December 31, 2019.  The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Celgene merger and the Otezla divestiture, (2) factually supportable and (3) expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the audited consolidated financial statements of Bristol-Myers Squibb contained in its Annual Report on Form 10-K for the year ended December 31, 2019.

The unaudited pro forma condensed combined financial information has been prepared by management in accordance with Article 11, Pro Forma Financial Information, under Regulation S-X of the Securities and Exchange Act of 1934, as amended and is for illustrative and informational purposes only. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the combined company’s results of operations actually would have been had the Celgene merger, Celgene merger financing, and Otezla divestiture been consummated as of the date indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company. There were no material transactions between Bristol-Myers Squibb and Celgene during the period presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under U.S. generally accepted accounting principles, which is referred to herein as GAAP, with Bristol-Myers Squibb being the accounting acquirer. As of the date of this Current Report on Form 8-K, Bristol-Myers Squibb has not completed the detailed valuation studies necessary to arrive at the final estimates of the fair market value of the Celgene assets acquired and the liabilities assumed and the related allocations of purchase price. The acquisition method of accounting is dependent upon certain valuations that are provisional and subject to change.

Accordingly, the pro forma adjustments in the unaudited pro forma condensed combined financial information are preliminary, based upon available information and made solely for the purpose of providing these unaudited pro forma condensed combined financial statements. Actual results will differ from the unaudited pro forma condensed combined financial information once the final acquisition accounting by Bristol-Myers Squibb has been completed and Bristol-Myers Squibb has completed the valuation studies necessary to finalize the required purchase price allocations. There can be no assurance that such finalization will not result in material changes.

The unaudited pro forma condensed combined financial information does not reflect any expected cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Celgene merger, the Otezla divestiture, any termination, restructuring or other costs to integrate the operations of Bristol-Myers Squibb and Celgene or the costs necessary to achieve any such cost savings, operating synergies or revenue enhancements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2019(1)
(dollars in millions, except share and per share amounts)

	Historical

	Bristol-Myers Squibb	Celgene after reclassification(1) (Note 4)	Celgene merger adjustments (Note 6)	Notes	Celgene merger financing adjustments (Note 6)	Notes	Otezla divestiture adjustments (Note 7)	Pro forma combined company

Net product sales	$25,174	$15,357	$-		$-		$(1,748)	$38,784
Alliance and other revenues	971	4	-		-		-	975
Total Revenues	26,145	15,361	-		-		(1,748)	39,759

Cost of products sold (a)	8,078	435	2,498	(a),(f),(g)	-		(47)	10,965
Marketing, selling and administrative	4,871	2,569	(27)	(g)	-		(567)	6,845
Research and development	6,148	4,360	(34)	(g)	-		(180)	10,294
Amortization of acquired intangibles assets	1,135	386	7,614	(a)	-		-	9,136
Other (income)/expense, net	938	779	(440)	(b),(c),(d),(e)	136	(k)	21	1,434
Total Expenses	21,170	8,529	9,611		136		(773)	38,674

Earnings/(Loss) Before Income Taxes	4,975	6,832	(9,611)		(136)		(975)	1,085
Provision for income taxes	1,515	862	(1,575)	(h), (i)	(28)	(l)	(224)	550
Net Earnings/(Loss)	3,460	5,970	(8,036)		(108)		(751)	535
Noncontrolling Interest	21	-	-		-		-	21
Net Earnings/(Loss) Attributable to Controlling Interests	$3,439	$5,970	$(8,036)		$(108)		$(751)	$514

Earnings per Common Share
Basic	$2.02							$0.22	(j)
Diluted	$2.01							$0.22	(j)

Weighted Average Shares
Basic	1,705							2,337	(j)
Diluted	1,712							2,388	(j)

(a)	Excludes amortization of acquired intangible assets
(1)
Historical Celgene results are for the period from January 1 through November 19, 2019. As the acquisition was completed on November 20, 2019, all Celgene results as of and after this date are included in the historical results of Bristol-Myers Squibb

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.
Amounts may not add due to rounding.

NOTES TO THE UNAUDITED PRO FORMA
 CONDENSED COMBINED FINANCIAL STATEMENTS
(dollars in millions, except share and per share amounts)

Note 1.  Description of the Celgene merger and Otezla divestiture

Merger with Celgene
On November 20, 2019, Bristol-Myers Squibb completed the previously announced acquisition of Celgene contemplated pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of January 2, 2019 (“Merger Agreement”), by and among Bristol-Myers Squibb, Burgundy Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Bristol-Myers Squibb, and Celgene.

Upon consummation, each share of Celgene common stock issued and outstanding (other than certain excluded shares as described in the Merger Agreement) was automatically converted into the right to receive (1) $50.00 in cash, without interest, (2) one share of Bristol-Myers Squibb common stock, par value $0.10 per share and (3) one contingent value right (“CVR”), which entitles the holder to receive a one-time potential payment of $9.00 in cash upon FDA approval of all three of (1) Ozanimod (by December 31, 2020), (2) JCAR017 (by December 31, 2020), and (3) bb2121 (by March 31, 2021), in each case for a specified indication.

Otezla divestiture
On November 21, 2019, Celgene completed the previously announced sale of Otezla and related intellectual property, including any patents that primarily cover apremilast, and other specified assets and liabilities related to Otezla to Amgen Inc. (“Amgen”), pursuant to an asset purchase agreement entered into on August 25, 2019, for a cash purchase price of $13.4 billion. Pursuant to the terms of the agreement, employees that were primarily dedicated to Otezla were generally transferred to Amgen as part of the Otezla divestiture.

Note 2.  Basis of presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of Bristol-Myers Squibb and Celgene. Certain reclassifications have been made to the historical financial statements of Celgene to conform to Bristol-Myers Squibb’s presentation, which are discussed in more detail in ‘‘Note 4. Historical Celgene.’’

The acquisition method of accounting is based on ASC 805, Business Combinations, and uses the fair value concepts as defined in ASC 820, Fair Value Measurement.

ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date and that the fair value of in-process research and development, which is referred to herein as IPR&D, be recorded on the balance sheet regardless of whether the acquired assets have an alternate future use. In addition, ASC 805 establishes that the consideration transferred be measured at the closing date of the acquisition at fair value.

ASC 820 defines the term ‘‘fair value’’ and sets forth the valuation requirements for any asset or liability measured at fair value. Fair value is defined in ASC 820 as ‘‘the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.’’ This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Bristol-Myers Squibb may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Bristol-Myers Squibb’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under ASC 805, acquisition-related transaction costs are not included as a component of consideration transferred but are accounted for as expenses in the period in which the costs are incurred. Total combination related transaction costs (excluding financing fees) in connection with the Celgene merger are approximately $485 million (inclusive of costs incurred by Bristol-Myers Squibb for the year ended December 31, 2019 of $244 million and of $16 million for the year ended December 31, 2018, and incurred by Celgene for the period January 1, 2019 to November 19, 2019 of $220 million and of $5 million for the year ended December 31, 2018). As there is no continuing impact, the impact of these costs is not included in the unaudited pro forma condensed combined statement of earnings.

Under ASC 805, the CVRs are measured at fair value and payments are contingent upon the achievement of future regulatory milestones. For the year ended December 31, 2019, the fair value change was $523 million which resulted from changes in the traded price of the securities.

Note 3.  Accounting policies

The unaudited pro forma condensed combined financial statements do not reflect any differences in accounting policies. Bristol-Myers Squibb has completed the review of Celgene’s detailed accounting policies and has concluded that differences between the accounting policies of the two companies are not material. Certain reclassifications have been made to the historical financial statements of Celgene to conform to Bristol-Myers Squibb’s presentation, which are discussed in more detail in ‘‘Note 4. Historical Celgene.”

Note 4.  Historical Celgene

Certain reclassifications have been made to the historical financial statements of Celgene to conform to Bristol-Myers Squibb’s presentation as follows:

	Celgene before reclassification(1)	Reclassification(1)	Notes	Celgene after reclassification(1)

Net product sales	$15,431	$(74)	(2)	$15,357
Alliance and other revenues	4	-		4
Total Revenues	15,435	(74)		15,361

Cost of products sold (a)	537	(101)	(2),(5)	435
Marketing, selling and administrative	2,739	(171)	(4),(5)	2,569
Research and development	4,246	114	(5)	4,360
Amortization of acquired intangible assets	386	-		386
Acquisition related charges and restructuring, net	439	(439)	(3)	-
Interest and investment income, net	(189)	189	(3)	-
Interest expense	(1,201)	1,201	(3)	-
Other (income)/expense, net	1,646	(867)	(3),(4)	779
Total Expenses	8,603	(74)		8,529

Earnings/(Loss) Before Income Taxes	6,832	-		6,832
Provision for income taxes	862	-		862
Net Earnings/(Loss)	5,970	-		5,970
Noncontrolling Interest	-	-		-
Net Earnings/(Loss) Attributable to Controlling Interests	$5,970	$-		$5,970

(a)	Excludes amortization of acquired intangible assets
(1)
Historical Celgene results are for the period from January 1 through November 19, 2019. As the acquisition was completed on November 20, 2019, all Celgene results as of and after this date are included in the historical results of Bristol-Myers Squibb.

(2)	Reclassification of gain on foreign currency cash flow hedges ($74 million) from ‘‘Net product sales’’ to ‘‘Cost of products sold.”
(3)
Reclassification of ‘‘Acquisition related charges and restructuring, net’’ ($439 million), ‘‘Interest and investment income, net’’ ($189 million), and ‘‘Interest expense’’ ($1,201 million) to ‘‘Other (income)/expense, net.’’

(4)	Reclassification of legal settlements ($84 million) from “Marketing, selling and administrative” to “Other (income)/expense, net.”
(5)
Reclassification of certain expenses between “Cost of products sold” ($27 million decrease), “Marketing, selling and administrative” ($87 million decrease), and “Research and development” ($114 million increase).

Note 5.  Estimate of consideration transferred in the Celgene merger and preliminary purchase price allocation

The consideration transferred was measured at fair value as of the closing date of the Celgene merger and consisted of the following:

Celgene shares outstanding at November 19, 2019 (millions)	714.9
Cash per share	$50.00
Cash consideration for outstanding shares	$35,745

Celgene shares outstanding at November 19, 2019 (millions)	714.9
Exchange ratio	1.00
Equivalent Bristol-Myers Squibb shares (millions)	714.9
Closing price of Bristol-Myers Squibb common stock on November 19, 2019	$56.48
Estimated fair value of share consideration	$40,378

Celgene shares outstanding at November 19, 2019 (millions)	714.9
Exchange ratio	1.00
Equivalent CVRs (millions)	714.9
CVR fair value per share	$2.30
Fair value of CVRs	$1,644

Fair value of replacement options (a)	$1,428
Fair value of replacement restricted share awards (a)	$987
Fair value of CVRs issued to option and share award holders (a)	$87
Fair value of share-based compensation awards attributable to pre-combination service	$2,502

Total consideration transferred	$80,269

(a)
The fair value of the replacement equity awards issued by Bristol-Myers Squibb was determined as of the closing date of the Celgene merger. The fair value of the awards attributed to pre-combination services of $2,502 million was included in the consideration transferred and the fair value of the awards attributed to post-combination services will be included in Bristol-Myers Squibb’s post-combination financial statements as compensation costs.

The following is a preliminary estimate of the assets acquired and liabilities assumed by Bristol-Myers Squibb in the Celgene merger, reconciled to the estimate of consideration transferred:

	Notes

Cash and cash equivalents		$11,179
Receivables		2,652
Inventories	(a)	4,511
Property, plant and equipment	(b)	1,342
Intangible assets	(c)	64,027
Otezla assets held-for-sale	(d)	13,400
Other assets		3,408
Accounts payable		(363)
Income Taxes Payable		(2,718)
Deferred income tax liabilities	(e)	(7,339)
Debt	(f)	(21,782)
Other liabilities		(4,017)
Goodwill	(g)	15,969
Total consideration transferred		$80,269

(a)
A preliminary fair value estimate of $4,511 million has been assigned to inventories acquired, excluding Otezla inventory which is classified as held for sale. The pro forma fair value adjustment to inventories is based on the book value of Celgene’s inventories as of November 19, 2019, adjusted as follows:

•	Finished goods are valued at the estimated selling prices less the sum of the costs of disposal and a reasonable profit margin for the selling effort;

•
Work in process is valued at the estimated selling prices upon completion less the sum of costs to complete the manufacturing of the relevant product, costs of disposal and a reasonable profit margin for the completion and selling effort; and

•	Raw materials are valued at estimated current replacement costs.

Assumptions as to the estimated selling prices, the margins to be achieved, the level of remaining completion and selling effort and the profits associated with the completion and selling efforts have been made by Bristol-Myers Squibb in determining the fair value estimate of Celgene’s inventories.

(b)
A preliminary fair value estimate of $1,342 million, has been assigned to property, plant and equipment acquired, primarily consisting of buildings, machinery and equipment, computer equipment and construction in progress.

(c)
A preliminary fair value estimate of $64,027 million has been assigned to identifiable intangible assets acquired, consisting of currently marketed product rights, IPR&D, and capitalized software, excluding the Otezla intangible asset which is classified as held for sale.

The fair value of identifiable intangible assets is determined using an income-based approach referred to as the multi-period excess earnings method. The more significant assumptions inherent in the application of this method include: the amount and timing of projected future cash flows (including revenue, cost of sales, research and development costs, sales and marketing expenses, and income taxes), the level of and return for other assets that contribute to the subject assets’ ability to generate cash flows, and the discount rate selected to measure the risks inherent in the future cash flows.

The estimated fair value of the identifiable intangible assets and a preliminary estimate of their weighted average useful lives are as follows:

	Estimated fair value	Weighted average estimated useful life
Currently marketed product rights	$44,470	5.1
IPR&D*	19,500	N/A
Capitalized software	57	2.0
Total	$64,027

*
Acquired IPR&D assets are initially recognized at fair value and are classified as indefinite-lived assets until the successful completion or abandonment of the associated research and development efforts. Accordingly, during the research and development period after the closing date of the combination, these assets will not be amortized into earnings; instead these assets will be subject to periodic impairment testing. Upon successful completion of the development process for an acquired IPR&D project, determination as to the useful life of the asset will be made; at that point in time, the asset would then be considered a finite-lived intangible asset and Bristol-Myers Squibb would begin to amortize the asset into earnings.

(d)
The preliminary fair value estimate of the Otezla disposal group, which is classified as held for sale upon close of the Celgene merger and consists primarily of the intangible product right and inventories, is $13,400 million based on the cash purchase price pursuant to the asset purchase agreement entered into with Amgen.

(e)
Represents the preliminary estimate of deferred income taxes primarily resulting from the fair value adjustments for inventory, identifiable intangible assets, and debt as well as the replacement options and share awards issued. This estimate was determined based on weighted-average statutory tax rates in effect during the period presented. This estimate of deferred income taxes is preliminary and is subject to change based upon Bristol-Myers Squibb’s final determination of the fair values of assets acquired and liabilities assumed and the statutory tax rates in the jurisdictions where the assets and liabilities driving taxable income are generated.

(f)
The preliminary fair value estimate of $21,782 million has been assigned to Celgene’s outstanding indebtedness assumed as part of the Celgene merger, derived from closing prices for such indebtedness as of November 19, 2019.

(g)
The preliminary estimate of goodwill arising from the combination is $15,969 million. Goodwill is calculated as the difference between the fair value of the consideration transferred and the fair values assigned to the assets acquired and liabilities assumed. Goodwill represents the going-concern value associated with future product discovery beyond the existing pipeline and expected value of synergies resulting from cost savings and avoidance not attributed to identifiable assets. Goodwill is not deductible for tax purposes.

The acquisition method of accounting is dependent upon certain valuations that are provisional and subject to change. Accordingly, the pro forma adjustments are preliminary and made solely for the purpose of providing these unaudited pro forma condensed combined financial statements. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the future results of operations and financial position of the combined company.

Note 6. Pro forma adjustments to the unaudited pro forma condensed combined statement of earnings in connection with the Celgene merger

The unaudited pro forma condensed combined statement of earnings reflects the combination of Bristol-Myers Squibb and Celgene using the acquisition method of accounting as of January 1, 2019. This note should be read in conjunction with ‘‘Note 1. Description of the Celgene merger and Otezla divestiture,’’ ‘‘Note 2. Basis of presentation’’ and ‘‘Note 5. Estimate of consideration transferred in the Celgene merger and preliminary purchase price allocation.’’

Celgene merger adjustments
Adjustments included in the column under the heading ‘‘Celgene merger adjustments’’ represent the following:

(a)	Amortization of intangibles
Reflects the adjustment to amortization expense to:

(i)
include an estimate of intangible asset amortization of $8,000 million based on the straight-line method and an estimated weighted average useful life of 5.1 years for acquired definite-lived intangible assets for the period January 1, 2019 to November 19, 2019; and

(ii)
eliminate Celgene’s historical intangible asset amortization expense of $405 million for the period January 1, 2019 to November 19, 2019 ($19 million within ‘‘Cost of products sold’’ and $386 million within ‘‘Amortization of acquired intangible assets.”)

For each $1 billion increase or decrease in the fair value of definite-lived intangible assets assuming a weighted-average useful life of 5.1 years, annual amortization expense would increase or decrease by approximately $200 million.

(b)	Amortization of fair value of debt
Reflects estimated amortization of $134 million for the period January 1, 2019 to November 19, 2019 associated with the increase in Celgene’s debt to fair value which is amortized over the weighted-average remaining life of the obligations.

(c)	Elimination of amortization of deferred financing costs
Reflects the adjustment for the elimination of historical Celgene amortization of deferred financing costs of $3 million for the period January 1, 2019 to November 19, 2019.

(d)	Interest income
Reflects an estimate of foregone interest income on available cash, cash equivalents and marketable securities based on the use as a source of liquidity to fund the acquisition of $161 million for the period January 1, 2019 to November 19, 2019.  The estimate was calculated using a weighted-average interest rate of 2.08% derived from actual interest rates realized by Bristol-Myers Squibb in the period.

(e)	Transaction costs
Reflects the adjustment to eliminate transaction costs incurred by Bristol-Myers Squibb ($244 million) for the year ended December 31, 2019, and Celgene ($220 million) for the period January 1, 2019 to November 19, 2019, which are directly attributable to the combination, but which are not expected to have a continuing impact.

(f)	Amortization of inventory step-up
Reflects incremental estimated amortization of $2,519 million for the year ended December 31, 2019 associated with the increase in Celgene’s inventory to fair value which is amortized based on the forecasted sales of each product.

(g)	Celgene incentive bonus expense
Reflects the adjustment to remove retention bonus expense of $63 million ($2 million within “Cost of products sold”, $27 million within “Marketing, selling and administrative”, and $34 million within “Research and development”) incurred by Bristol-Myers Squibb to legacy Celgene employees upon close of the merger, which are directly attributable to the combination, but which are not expected to have a continuing impact.

(h)	GILTI tax
Reflects the adjustment to remove GILTI (Global Intangible Low Taxed Income) tax of $808 million directly associated with the Otezla divestiture, but which is not expected to have a continuing impact.

(i)	Income tax provision
Reflects the income tax impact of the pro forma adjustments, primarily related to the amortization of intangible assets, the amortization of inventory step-up, and the fair value of debt. An estimated weighted-average statutory tax rate for the year ended December 31, 2019 was applied to the applicable pro forma adjustments. The effective tax rate of the combined company could be significantly different than the statutory tax rate assumed for purposes of preparing the unaudited pro forma condensed combined financial statements for a variety of factors such as the mix of post-acquisition income and other activities.

(j)	Weighted average number of shares and Earnings per share
The unaudited pro forma combined basic earnings per share for the periods presented have been adjusted by the 714.9 million Bristol-Myers Squibb common shares issued in connection with the combination with Celgene, which are assumed issued on January 1, 2019 and assumed outstanding for the full year ended December 31, 2019. The unaudited pro forma diluted earnings per share for the year ended December 31, 2019 has also been adjusted by the dilutive Celgene share-based awards based on the exchange ratio.

Celgene merger financing

Bridge Facility
On January 2, 2019, Bristol-Myers Squibb entered into a bridge facility providing for up to $33.5 billion of committed financing in connection with the Celgene merger.  The bridge commitment was reduced to $25.5 billion following execution of the term loan agreement on January 18, 2019 and terminated following completion of the Senior Notes Offering on May 16, 2019.

Term Loan Agreement
On January 18, 2019, Bristol-Myers Squibb entered into a term loan agreement consisting of senior unsecured term loan commitments in an aggregate principal amount of $8.0 billion. Bristol-Myers Squibb utilized the term loan facility to fund $8.0 billion of the cash consideration for the Celgene merger. Subsequent to the completion of the Celgene merger, the term loan was repaid in its entirety using cash proceeds generated from the Otezla divestiture.

Senior Notes Offering
On May 16, 2019, Bristol-Myers Squibb completed the private offering and issuance of senior unsecured notes in a combined aggregate principal amount of $19.0 billion, consisting of (i) $750 million of floating rate notes due 2020, (ii) $500 million of floating rate notes due 2022, (iii) $1.0 billion of 2.550% notes due 2021, (iv) $1.5 billion of 2.600% notes due 2022, (v) $3.25 billion of 2.900% notes due 2024, (vi) $2.25 billion of 3.200% notes due 2026, (vii) $4.0 billion of 3.400% notes due 2029, (viii) $2.0 billion of 4.125% notes due 2039 and (ix) $3.75 billion of 4.250% notes due 2049 (“Senior Notes.”)  Bristol-Myers Squibb utilized the Senior Notes to fund $19.0 billion of the cash consideration for the Celgene merger.

Exchange Offers
On November 22, 2019, Bristol-Myers Squibb completed its previously announced offers to exchange (“Exchange Offers”) any and all outstanding notes issued by Celgene (“Celgene Notes”) for up to $19.85 billion aggregate principal amount of new notes issued by Bristol-Myers Squibb (“New BMS Notes”) and cash. In conjunction with the Exchange Offers, Bristol-Myers Squibb concurrently solicited consents to adopt certain amendments to each of the indentures governing the Celgene Notes.  Each series of New BMS Notes has the same interest rate, the same redemption terms and the same maturity date as the corresponding series of Celgene Notes for which it was exchanged.  Since the terms of the New BMS Notes are substantially the same as the Celgene Notes, the accompanying unaudited pro forma condensed combined financial information do not reflect the effects of the Exchange Offers.

Celgene merger financing adjustments
Adjustments included in the column under the ‘‘Celgene merger financing adjustments’’ represent the following:

(k)	Interest expense
Reflects pro forma interest expense of $136 million for the period January 1, 2019 to May 16, 2019 associated with contractual interest expense for the Senior Notes and amortization of debt discount and financing costs for the Senior Notes.

A one-eighth percent change in the interest rate would result in an increase or a decrease in the pro forma interest expense by $2 million for the year ended December 31, 2019.

(l)	Income tax provision
Reflects the income tax impact of the pro forma financing adjustments. An estimated weighted-average statutory tax rate for the year ended December 31, 2019 was applied to the applicable pro forma adjustments. The effective tax rate of the combined company could be significantly different than the statutory tax rate assumed for purposes of preparing the unaudited pro forma condensed combined financial statements for a variety of factors such as the mix of post-acquisition income and other activities.

Note 7. Otezla divestiture

This note should be read in conjunction with ‘‘Note 1. Description of the Celgene merger and Otezla divestiture,’’ ‘‘Note 2. Basis of presentation’’ and ‘‘Note 5. Estimate of consideration transferred in the Celgene merger and preliminary purchase price allocation.’’

Pro forma adjustments to the unaudited pro forma condensed combined statement of earnings
The unaudited pro forma condensed combined statement of earnings reflects the Otezla divestiture as of January 1, 2019. The unaudited pro forma condensed combined statement of earnings have been adjusted to eliminate the historical revenues and expenses related to Otezla. An estimated weighted-average statutory tax rate for the period January 1, 2019 to November 21, 2019 was applied to the pro forma adjustments.